UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 7, 2018
Mitcham Industries, Inc.
_________________________________________
(Exact name of registrant as specified in its charter)

Texas	001-13490	76-0210849
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8141 SH 75 South, P.O. Box 1175, Huntsville, Texas		77342
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	936-291-2277
Not Applicable
______________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [  ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

 Item 3.02.    Unregistered Sale of Equity Securities.

On February 7, 2018, Mitcham Industries, Inc. (the “Company”) completed the previously announced sale of 152,290 shares of the Company’s 9.00% Series A Cumulative Preferred Stock, liquidation preference $25.00 per share, par value $1.00 per share (the “Series A Preferred Stock”), for aggregate gross proceeds of approximately $3.5 million (the “Private Placement”), pursuant to a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Mitsubishi Heavy Industries, Ltd. (the “Purchaser”). The issuance of the Series A Preferred Stock pursuant to the Purchase Agreement was made in reliance upon an exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended.

Except upon a change of control of the Company, the Series A Preferred Stock is not convertible into, or exchangeable for, any of the Company’s other property or securities. Upon a change of control, each holder of the Series A Preferred Stock will have the right to convert some or all of its shares of Series A Preferred Stock into a number of shares of the Company’s common stock per share of the Series A Preferred Stock equal to the lesser of (i) the conversion rate specified in the Certificate of Designations establishing the rights, preferences, privileges, qualifications, restrictions and limitations of the Series A Preferred Stock and (ii) 25 shares of common stock per share of Series A Preferred Stock, subject to certain adjustments.

Pursuant to the Purchase Agreement, the Purchaser has agreed to purchase an additional 21,756 shares of Series A Preferred Stock upon the achievement of certain conditions set forth in the Purchase Agreement, for aggregate gross proceeds of approximately $0.5 million (the “Milestone Closing”). The Milestone Closing is expected to close during the fiscal year ending January 31, 2019, subject to the satisfaction of the closing conditions set forth in the Purchase Agreement.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 7, 2018, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) with the Secretary of State of the State of Texas to classify and designate 174,046 shares of the Company’s authorized but unissued preferred stock, par value $1.00 per share, as shares of Series A Preferred Stock, with the rights, preferences, privileges, qualifications, restrictions and limitations set forth in the Certificate of Designations filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 10, 2016 (the “Certificate of Designations”). The Certificate of Amendment became effective upon filing on February 7, 2018, and upon such effectiveness, the Company was authorized to issue an aggregate of 994,046 shares of Series A Preferred Stock.

A copy of the Certificate of Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K, and the information in the Certificate of Designations is incorporated into this Item 5.03 by reference. The description of the terms of the Certificate of Amendment in this Item 5.03 is qualified in its entirety by reference to Exhibit 3.1 and the Certificate of Designations.

Item 7.01	Regulation FD Disclosure.
On February 12, 2018, the Company issued a press release announcing the closing of the Private Placement and related transactions. A copy of the press release is attached hereto as Exhibit 99.1.

The information included in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment classifying and designating 174,046 additional shares of Series A Preferred Stock.
99.1	Mitcham Industries, Inc. press release dated February 12, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITCHAM INDUSTRIES, INC.

February 12, 2018	By:	/s/ Robert P. Capps
	Name:	Robert P. Capps
	Title:	Co-Chief Executive Officer, Executive Vice President-Finance and Chief Financial Officer